                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Cadus Pharmaceutical Corporation:

We consent to incorporation by reference in the registration statement (No. 333-21871) on Form S-8 of Cadus Pharmaceutical Corporation (a development stage corporation) of our report dated March 25, 1997, relating to the balance sheets of Cadus Pharmaceutical Corporation as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996 and the period from January 23, 1992 (date of inception) to December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Cadus Pharmaceutical Corporation.

                                          KPMG Peat Marwick LLP

New York, New York
March 27, 1997